Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES THIRD QUARTER 2021 RESULTS

FARMINGDALE, NJ – November 9, 2021 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the third quarter 2021.

Third Quarter 2021 Highlights

•	GAAP net loss applicable to common stockholders of $6.2 million, or $0.36 per share

•
Earnings available for distribution (“EAD”, fka “core earnings”) attributable to common stockholders of $4.2 million, or $0.25 per share.  Earnings available for distribution included a one-time payment of $0.03 per share related to the Company’s mortgage servicer Aurora

•	Common book value per share of $9.07 at September 30, 2021

•	Declared regular common dividend of $0.27 per share, annualized common dividend yield at market close was 11.8% at November 8, 2021

•	Aggregate portfolio leverage stood at 3.2x at September 30, 2021

•	As of September 30, 2021, the Company had unrestricted cash of $62.9 million

“During the quarter, we continued to benefit from gradually improving prepayment speeds,” said Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation. “We believe rates have stabilized at a higher level and anticipate that our portfolio will benefit from a rising rate environment.”

Operating Results

Cherry Hill reported GAAP net loss applicable to common stockholders for the third quarter of 2021 of $6.2 million, or $0.36 per basic and diluted weighted average common share outstanding. Reported GAAP net loss was determined based primarily on the following: $6.4 million of net interest income, $10.8 million of net servicing income, a net realized loss of $1.0 million on RMBS, a net realized loss of $3.0 million on derivatives, a minimal net realized loss on acquired assets, a net unrealized loss of $5.5 million on derivatives, a net unrealized loss of $7.9 million on Servicing Related Assets, and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $3.7 million.

Earnings available for distribution attributable to common stockholders for the third quarter of 2021 were $4.2 million, or $0.25 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net loss to non-GAAP earnings available for distribution, please refer to the reconciliation table accompanying this release.

	Three Months Ended September 30,
	2021	2020
	(unaudited)	(unaudited)
Income
Interest income	$7,043	$10,001
Interest expense	646	(18)
Net interest income	6,397	10,019
Servicing fee income	13,839	14,365
Servicing costs	3,080	5,266
Net servicing income	10,759	9,099
Other income (loss)
Realized gain (loss) on RMBS, available-for-sale, net	(1,050)	6,722
Realized loss on derivatives, net	(3,023)	(7,841)
Realized loss on acquired assets, net	(19)	(95)
Unrealized gain (loss) on derivatives, net	(5,467)	3,702
Unrealized loss on investments in Servicing Related Assets	(7,914)	(20,972)
Total Income (Loss)	(317)	634
Expenses
General and administrative expense	1,729	1,503
Management fee to affiliate	1,959	1,989
Total Expenses	3,688	3,492
Loss Before Income Taxes	(4,005)	(2,858)
Benefit from corporate business taxes	(215)	(2,116)
Net Loss	(3,790)	(742)
Net loss allocated to noncontrolling interests in Operating Partnership	77	10
Dividends on preferred stock	2,462	2,459
Net Loss Applicable to Common Stockholders	$(6,175)	$(3,191)
Net Loss Per Share of Common Stock
Basic	$(0.36)	$(0.19)
Diluted	$(0.36)	$(0.19)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	17,185,872	17,054,634
Diluted	17,206,086	17,076,858

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized gain on the Company’s RMBS portfolio for the third quarter 2021 was approximately $1.6 million.

	Three Months Ended September 30,
	2021	2020
	(unaudited)	(unaudited)
Net Loss	$(3,790)	$(742)
Other comprehensive income (loss):
Net unrealized gain on RMBS	512	4,612
Reclassification of net realized gain (loss) on RMBS included in earnings	1,050	(6,722)
Other comprehensive income (loss)	1,562	(2,110)
Comprehensive loss	$(2,228)	$(2,852)
Comprehensive loss attributable to noncontrolling interests in Operating Partnership	(42)	(49)
Dividends on preferred stock	2,462	2,459
Comprehensive loss attributable to common stockholders	$(4,648)	$(5,262)

Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended September 30, 2021

The Company realized net servicing fee income of $10.8 million and net interest income of $6.4 million, offset by other expenses of $17.5 million, primarily related to unrealized losses on investments in Servicing Related Assets, as well as unrealized and realized losses on derivatives.  The unpaid principal balance for the MSR portfolio stood at $20.8 billion as of September 30, 2021 and the carrying value of the MSR portfolio ended the quarter at $210.8 million.  Net interest spread for the RMBS portfolio stood at 2.26% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 3.2x.

The RMBS portfolio had a book value of approximately $850.0 million and carrying value of approximately $865.9 million at quarter-end September 30, 2021.  The portfolio had a weighted average coupon of 3.07% and weighted average maturity of 28 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS and MSRs, Cherry Hill used interest rate swaps, swaptions, TBAs, Treasury futures and options on Treasury futures.  At quarter end September 30, 2021, the Company held interest rate swaps with a notional amount of $1.4 billion, swaptions with a notional amount of $55.0 million, TBAs with a notional amount of $536.0 million, Treasury futures with a notional amount of ($30.0) million, and options on Treasury futures with a notional amount of $50.0 million.

As of September 30, 2021, Cherry Hill’s GAAP book value was $9.07 per diluted share, net of the third quarter dividend.

Dividends

On September 17, 2021, the Board of Directors declared a quarterly dividend of $0.27 per share of common stock for the third quarter of 2021. The dividend was paid in cash on October 26, 2021 to common stockholders of record as of the close of business on September 30, 2021. Additionally, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock and $0.515625 per share on the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock for the third quarter of 2021. The dividends were paid in cash on October 15, 2021 to Series A and B Preferred stockholders of record as of the close of business on September 30, 2021.

Earnings Available for Distribution (formerly known as Core Earnings)

Beginning with this quarter, the Company has retitled core earnings as earnings available for distribution or EAD. In connection with the retitling, no changes were made to the method of calculating core earnings, now called EAD. EAD is a non-GAAP financial measure and is currently defined by the Company as GAAP net income (loss), excluding realized gain (loss) on RMBS, realized and unrealized gain (loss) on investments in MSRs (net of any estimated MSR amortization), realized and unrealized gain (loss) on derivatives and realized (gain) loss on acquired assets. EAD is adjusted to exclude outstanding LTIP-OP Units in our Operating Partnership and dividends paid on preferred stock. MSR amortization refers to the portion of the change in fair value of the MSRs that is primarily due to the realization of cashflows or runoff and includes an adjustment for any gain or loss on the capital used to purchase the MSR. Additionally, EAD excludes any tax (benefit) expense on realized and unrealized gain (loss) on MSRs. EAD are provided for purposes of potential comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with EAD, in addition to related GAAP financial measures, may provide investors some insight into the Company’s ongoing operational performance. However, the concept of EAD does have significant limitations, including the exclusion of realized and unrealized gains (losses), and given the apparent lack of a consistent methodology among issuers for defining EAD, it may not be comparable to similarly-titled measures of other issuers, which define EAD differently from the Company and each other. As a result, EAD should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity. While EAD is one indicia of the Company’s earnings capacity, it is not the only factor considered in setting a dividend and is not the same as REIT taxable income which is calculated in accordance with the rules of the IRS.

The following table provides a reconciliation of net income (loss) to EAD for the three months ended September 30, 2021 and 2020:

	Three Months Ended September 30,
	2021	2020
	(unaudited)	(unaudited)
Net Loss	$(3,790)	$(742)
Realized loss (gain) on RMBS, net	1,050	(6,722)
Realized loss on derivatives, net	3,023	7,841
Realized loss on acquired assets, net	19	95
Unrealized loss (gain) on derivatives, net	5,467	(3,702)
Unrealized loss on investments in MSRs, net of estimated MSR amortization	417	15,091
Tax (benefit) expense on realized and unrealized (loss) gain on MSRs	655	(1,017)
Total EAD:	$6,841	$10,844
EAD attributable to noncontrolling interests in Operating Partnership	(134)	(198)
Dividends on preferred stock	2,462	2,459
EAD Attributable to Common Stockholders	$4,245	$8,187
EAD Attributable to Common Stockholders, per Diluted Share	$0.25	$0.48
GAAP Net Loss Per Share of Common Stock, per Diluted Share	$(0.36)	$(0.19)

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed with the Securities and Exchange Commission on November 9, 2021.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of September 30, 2021 and its results of operations for the third quarter 2021 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-344-8082 (from within the U.S.) or 1-213-992-4618 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Third Quarter 2021 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on December 9, 2021 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please enter replay pin number “147451.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:

Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@chmireit.com